Exhibit 5.1

345 Park Avenue New York, NY 10154-1895	Direct 212.407.4000 Main 212.407.4000 Fax 212.407.4990

December 7, 2020

Titan Pharmaceuticals, Inc.
400 Oyster Point Blvd., Suite 505
South San Francisco, CA

Ladies and Gentlemen:

We have acted as counsel to Titan Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering a public offering of up to 1,661,000 shares (the “Shares”) of common stock of the Company (the “Common Stock”) to be sold by the Company as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

In rendering this opinion, we have assumed that the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement and the Prospectus and the Shares will be issued in compliance with applicable federal and state securities laws.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

The opinions we express above are based upon a review only of those laws, statutes, rules, ordinances and regulations which, in our experience, a securities lawyer who is a member of the bar of the State of New York and practicing before the Commission exercising customary professional diligence would reasonably recognize as being applicable to the foregoing transactions. While certain members of this firm are admitted to practice in certain jurisdictions other than New York, in rendering the foregoing opinions we have not examined the laws and we do not express any opinion herein concerning any laws other than the internal laws of the State of New York and the Delaware General Corporation Law or consulted with members of this firm who are admitted in any other jurisdictions other than New York with respect to the laws of any other jurisdiction. Accordingly, the opinions we express herein are limited to matters involving the internal laws of the State of New York and the Delaware General Corporation law.

In addition, the foregoing opinions are subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

Titan Pharmaceuticals, Inc.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP